As filed with the Securities and Exchange Commission on August 28, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADIAL PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	82-3074668
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4870 Sadler Road, Suite 300 Glen Allen, Virginia	23060
(Address of Principal Executive Offices)	(Zip Code)

Cary J. Claiborne

President and Chief Executive Officer

Adial Pharmaceuticals, Inc.
4870 Sadler Road, Suite 300
Glen Allen, Virginia 23060
(Name and address of agent for service)

(804) 487-8196

Telephone number, including area code, of agent for service)

Azora Therapeutics, Inc. 2017 Equity Incentive Plan

Adial Pharmaceuticals, Inc. Inducement Stock Option Award Agreement with Matthew Davidson

Adial Pharmaceuticals, Inc. Inducement Stock Option Award Agreement with Julie Saiki

Adial Pharmaceuticals, Inc. Inducement Stock Option Award Agreement with Celia Economides

(Full title of the Plan)

Copies to:

Leslie Marlow, Esq.

Kathleen A. Cunningham, Esq.

Blank Rome LLP

1271 Avenue of the Americas

New York, New York 10020

(212) 885-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On June 11, 2026, Adial Pharmaceuticals, Inc. (the “Company” or “Registrant”) acquired Azora Therapeutics, Inc., a Delaware corporation (“Azora”), in accordance with the terms of that certain Agreement and Plan of Merger, dated June 11, 2026 (the “Merger Agreement”), by and among the Company, Adial Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“First Merger Sub”), Adial Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Second Merger Sub”), and Azora. Pursuant to the Merger Agreement, First Merger Sub merged with and into Azora, with Azora surviving as a wholly owned subsidiary of the Company (the “First Merger”). Immediately following the First Merger, Azora merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly owned subsidiary of the Company, and Second Merger Sub changed its name to “Azora Therapeutics, LLC” (the “Second Merger” and, together with the First Merger, the “Merger”).

In accordance with the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding stock option to purchase shares of common stock of Azora (the predecessor to Azora Therapeutics, LLC) (each, a “Legacy Azora Option”), originally granted under Azora’s 2017 Equity Incentive Plan (the “Legacy Azora Plan”) was assumed by the Company and was converted into, and became, a stock option to purchase shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), with the number of shares subject to, and the per share exercise price of, each such Legacy Azora Option adjusted in accordance with the exchange ratio set forth in the Merger Agreement. Each assumed Legacy Azora Option remains subject to the terms and conditions of the Legacy Azora Plan and the applicable award agreement, as adjusted to reflect the Merger. No additional awards will be granted under the Legacy Azora Plan following the Effective Time.

The Company granted options to purchase an aggregate of 865,063 shares of Common Stock (the “Inducement Awards”) to certain employees as a material inducement to their acceptance of employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4). The Inducement Awards were granted as stand-alone awards outside of the Company’s 2017 Equity Incentive Plan (the “Adial 2017 Plan”) and do not count against the shares available for issuance under the Adial 2017 Plan; however, the Inducement Awards are subject to the terms and conditions of the Adial 2017 Plan, as described in the respective award agreements for the Inducement Awards, the form of which is attached as exhibits to this Registration Statement.

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by the Company to register an aggregate of 2,042,845 shares of the Company’s Common Stock, consisting of the following: (i) 1,177,782 shares of Common Stock issuable upon exercise of Legacy Azora Options under the Legacy Azora Plan, which were assumed in connection with the Merger; and (ii) 865,063 shares of Common Stock issuable upon exercise of the Inducement Awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and Company information) will be sent or given to participating employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed by the Company with the Commission, are hereby incorporated in this registration statement by reference as of their date of filing with the Commission:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 5, 2026;

●	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the Commission on May 8, 2026;

●	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2026, filed with the Commission on August 14, 2026;

●	The Company’s Current Reports on Form 8-K filed with the Commission on January 6, 2026, February 4, 2026, February 24, 2026, March 3, 2026, April 9, 2026, June 11, 2026 (as amended on August 11, 2026), August 13, 2026 (other than as indicated therein), August 21, 2026 and August 25, 2026; and

●	The description of the Company’s Common Stock in the Company’s registration statement on Form 8-A12B, filed with the Commission on December 11, 2017, as amended by the registration statement on Form 8-A12B/A filed with the Commission on July 23, 2018 (File No. 001-38323), as updated by Exhibit 4.17—Description of Securities to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Commission on March 5, 2026, and any other amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective date of filing of each of those reports or documents until the filing of a post-effective amendment to this Registration Statement which indicates either that all securities offered by this Registration Statement have been sold or which deregisters all of the securities under this Registration Statement then remaining unsold; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The Registrant’s certificate of incorporation, as amended (“Certificate of Incorporation”), and amended and restated bylaws (“Bylaws”) provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	transaction from which the director derives an improper personal benefit;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares; or

●	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s Certificate of Incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnity agreements with each of its directors and executive officers, that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises. Under these agreements, the Registrant is not required to provide indemnification for certain matters, including:

●	indemnification beyond that permitted by the Delaware General Corporation Law;

●	indemnification for any proceeding with respect to the unlawful payment of remuneration to the director or officer;

●	indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of the Registrant’s stock;

●	indemnification for proceedings involving a final judgment that the director’s or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or a breach of his or her duty of loyalty, but only to the extent of such specific determination;

●	indemnification for proceedings or claims brought by an officer or director against the Registrant or any of the Registrant’s directors, officers, employees or agents, except for claims to establish a right of indemnification or proceedings or claims approved by the Registrant’s board of directors or required by law;

●	indemnification for settlements the director or officer enters into without the Registrant’s consent; or

●	indemnification in violation of any undertaking required by the Securities Act or in any registration statement filed by the Registrant.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
4.1	Certificate of Incorporation of Adial Pharmaceuticals, Inc. (Incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1, File No. 333-220368, filed with the Securities and Exchange Commission on September 7, 2017)
4.2	Amended and Restated Bylaws of Adial Pharmaceuticals, Inc., dated February 22, 2022 (Incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K (File No. 001-38323), filed with the Securities and Exchange Commission on March 28, 2022)
4.3	Certificate of Amendment to Certificate of Incorporation of Adial Pharmaceuticals, Inc. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, File No. 001-38323, filed with the Securities and Exchange Commission on August 4, 2023)
4.4	Certificate of Amendment to Certificate of Incorporation of Adial Pharmaceuticals, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, File No. 001-38323, filed with the Securities and Exchange Commission on August 1, 2025).
4.5	Certificate of Amendment to Certificate of Incorporation of Adial Pharmaceuticals, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, File No. 001-38323, filed with the Securities and Exchange Commission on February 4, 2026).
4.6	Certificate of Designation of Series A Non-Voting Convertible Preferred Stock, dated June 11, 2026 (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, File No. 001-38323, filed with the Securities and Exchange Commission on June 11, 2026).
5.1*	Opinion of Blank Rome LLP
23.1*	Consent of Marcum LLP, former independent registered public accounting firm for Adial Pharmaceuticals, Inc.
23.2*	Consent of CBIZ CPAs P.C., independent registered public accounting firm for Adial Pharmaceuticals, Inc.
23.3*	Consent of CBIZ CPAs P.C., independent auditor for Azora Therapeutics, Inc.
23.4*	Consent of Blank Rome LLP (contained in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
99.1*	Azora Therapeutics, Inc. 2017 Equity Incentive Plan
99.2	Form of Stock Option Inducement Award Grant Notice and Agreement (Incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q, File No. 001-38323, filed with the Securities and Exchange Commission on August 14, 2026).
99.3*	Stock Option Inducement Award Grant Notice and Agreement, dated August 19, 2026, between Adial Pharmaceuticals, Inc. and Celia Economides
107*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Glen Allen, Virginia, on the 28th day of August, 2026.

Date: August 28, 2026

ADIAL PHARMACEUTICALS, INC.

By:	/s/ Cary Claiborne
Name:	Cary Claiborne
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Cary J. Claiborne and Vinay Shah, and each of them, acting singly, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, or his substitute full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Cary J. Claiborne	President, Chief Executive Officer and Member of the	August 28, 2026
Cary J. Claiborne	Board of Directors
(Principal Executive Officer)

/s/ Vinay Shah	Chief Financial Officer	August 28, 2026
Vinay Shah	(Principal Financial and Accounting Officer)

/s/ Kevin Schuyler, CFA	Chairman of the Board of Directors	August 28, 2026
Kevin Schuyler, CFA

/s/ J. Kermit Anderson	Member of the Board of Directors	August 28, 2026
J. Kermit Anderson

/s/ Matt Davidson	Member of the Board of Directors	August 28, 2026
Matt Davidson

/s/ Wendy P. Young	Member of the Board of Directors	August 28, 2026
Wendy P. Young

/s/ Robertson H. Gilliand	Member of the Board of Directors	August 28, 2026
Robertson H. Gilliand